CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 31, 2022, relating to the financial statements and financial highlights of Angel Oak Funds Trust, which includes Angel Oak High Yield Opportunities Fund and Angel Oak Total Return Bond Fund (formerly, Angel Oak Core Impact Fund), for the year or period ended January 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Cleveland, Ohio
December 29, 2022